EXHIBIT 11

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                         THE BEAR STEARNS COMPANIES INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                                     Five-Months Ended
                                                               -------------------------------
                                                                November 26,      November 27,
                                                                  1999                 1998
                                                               -------------      ------------
                                                                                   (Unaudited)

                                                               (In thousands, except per share data)
Weighted average common
      and common equivalent shares outstanding:
         Average Common Stock outstanding                        122,832              125,018
         Average Common Stock equivalents:
           Common Stock issuable under employee benefit plans        490                  511
           Common Stock issuable assuming conversion of CAP
           Units                                                  42,262               41,712
                                                               ----------           ----------
Total weighted average common and
      common equivalent shares outstanding (1)                   165,584              167,241
                                                               ==========           ==========

Net income                                                      $285,814             $130,268

Preferred Stock dividend requirements                            (16,297)             (16,614)

Income adjustment (net of tax) applicable
      to deferred compensation arrangements                       25,839                7,907
                                                               ----------           ----------

Adjusted net income                                             $295,356             $121,561
                                                               ==========           ==========

Earnings per share (1)                                            $ 1.78               $ 0.73
                                                               ==========           ==========


(1) Reflects all stock dividends declared through October 29, 1999.

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